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                                                                   Exhibit 23.04


                                                                   MORGAN KEEGAN
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Morgan Keegan & Company, Inc.
Morgan Keegan Tower
Fifty Front Street
Memphis, Tennessee  38103
901/524-4100  Telex  69-74324
WATS 800/366-7426
Members New York Stock Exchange, Inc.


March 14, 2002



Board of Directors
Visionics Corporation



Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated February 22, 2002, to the Board of Directors of Visionics Corporation (the "Company") as an Annex to the Joint Proxy Statement/Prospectus related to the proposed merger of the Company with Identix Incorporated ("Identix") included in the Registration Statement on Form S-4 filed by Identix with the Securities and Exchange Commission, and to the references to our firm and such opinion in such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


                                                Very truly yours,



                                               /s/ Morgan Keegan & Company, Inc.
                                                   Morgan Keegan & Company, Inc.